As filed with the Securities and Exchange Commission on October 6, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

Under

The Securities Act of 1933

HYPERSPACE COMMUNICATIONS, INC.

(Exact name of Registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation or organization)	84-1577562 (I.R.S. Employer Identification Number)

John P. Yeros, Chairman

8480 East Orchard Road, Suite 6600

Greenwood Village, CO 80111

(303) 566-6500

(Name, address, including zip code, and telephone number, including area code,

of Registrant’s principal executive offices and agent for service)

Copies to:

Patrick Simpson, Esq.

Chris Hall, Esq.

Perkins Coie LLP

1120 NW Couch Street, Tenth Floor

Portland, Oregon 97209

(503) 727-2000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective statement for the same offering.☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, no per value, underlying public warrants (2)
	3,600,000	$5.50	$19,800,000	$2,330
Common Stock, no par value, included in representative’s warrants (3)
	90,000	9.075	816,750	96
Warrants to purchase Common Stock included in representative’s warrants (4)
	180,000	-----	-----	-----
Common Stock, no par value, underlying warrants to purchase Common Stock (5)
	180,000	5.50	990,000	117

			21,606,750	2,543

(1)

This Registration Statement registers, among other securities, common stock and warrants issuable upon exercise of warrants issued to the representative of the underwriters of our initial public offering. These representative’s warrants entitle the holder to acquire our securities in “units,” each of which consists of one share of common stock and two warrants (each to purchase one share of common stock). The representative’s warrants are exercisable for up to 90,000 units at $9.075 each. We previously had units of our securities listed for trading on the American Stock Exchange; those units have since separated into their constituent securities. For convenience in calculating the registration fee, the entire unit exercise price has been attributed to the shares of common stock comprising the units.

(2)	Consists of 3,600,000 shares issuable upon exercise of public warrants issued in our initial public offering of units in October 2004. The public warrants are exercisable at $5.50 per share.
(3)	Consists of 90,000 shares issuable upon exercise of the representative’s warrants described in footnote (1) above.
(4)	Consists of 180,000 warrants issuable upon exercise of the representative’s warrants described in footnote (1) above. For a description of the registration fee, see footnote (1) above.
(5)

Consists of 180,000 shares issuable upon exercise of the public warrants issuable to the representative of the underwriters upon exercise of their warrants described under footnote (4) above. The warrants issuable upon exercise of the representative’s warrants are exercisable at $5.50 per share.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

SUBJECT TO COMPLETION, DATED OCTOBER 5, 2005

180,000 WARRANTS

3,870,000 SHARES COMMON STOCK

HYPERSPACE COMMUNICATIONS, INC.

This prospectus relates to our registration of 3,600,000 shares of common stock, which are to be issued upon the exercise of outstanding public warrants that were issued in our initial public offering in October 2004.

In addition, this prospectus relates to our registration of 90,000 shares of common stock and 180,000 warrants to purchase one share of common stock, which are to be issued upon the exercise of warrants we issued to the representatives of the underwriters of our initial public offering of units, and to our registration of 180,000 shares of common stock, issuable upon the exercise of the 180,000 warrants.

The purpose of this prospectus is to fulfill our obligation to maintain an effective registration statement with respect to these securities. This prospectus incorporates by reference certain existing filings with the Securities and Exchange Commission and future filings we will make with the Securities and Exchange Commission. These filings include and will include periodic reports on Form 8-K, quarterly reports on Form 10-QSB, annual reports on Form 10-KSB and our proxy statements on Schedule 14A.

Owners of our currently outstanding public warrants can exercise each warrant to purchase common stock at $5.50 per share. Each public warrant may be exercised at any time until September 29, 2009, unless we have redeemed them. At any time on or after September 30, 2005, we may redeem some or all of the public warrants at a price of $0.25 per warrant, upon 30 days’ notice if the closing price of our common stock equals or exceeds $9.50 for twenty consecutive trading days preceding our redemption announcement.

The representative’s warrants are exercisable at $9.075 for each unit (one share of common stock and two public warrants, each to purchase one share of common stock). The public warrants issuable upon exercise of the representative’s warrants are exercisable at $5.50 per share.

We will receive the proceeds from the exercise of the public warrants and the representative’s warrants. We will not receive any proceeds from the further sale of any of these securities.

Our common stock is traded on the American Stock Exchange under the symbol “HCO” and our currently outstanding public warrants are listed on the American Stock Exchange under the symbol “HCO.WS”.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is __________, 2005

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in our securities. You should read the following summary together with the more detailed information regarding our company, the securities being registered hereby, and our financial statements and notes thereto incorporated by reference in this prospectus.

Unless the context indicates otherwise, all references in this prospectus to “we”, “our”, “us”, or the “company” refer on a consolidated basis to HyperSpace Communications, Inc. and to its wholly-owned subsidiaries, including MPC Computers, LLC, that we acquired through a merger in July of 2005.

Overview

We formed in 2001 as a Colorado-based software company and completed an initial public offering in October 2004. In July of 2005, we acquired MPC Computers, LLC, or MPC, which is now our wholly-owned subsidiary. As a result of the MPC acquisition, the size and nature of our business and our sales and marketing strategy has changed significantly from the time of our initial public offering. In fiscal 2004, our net sales were approximately $458,000 and MPC’s net sales were approximately $428 million.

We provide computing solutions to customers in the federal, state and local government, education and mid-market enterprise markets. We offer a broad range of customized computing products and services, including hardware, software and related support services. We manufacture and market desktop and notebook personal computers, or PCs, NetFRAME® servers and DataFRAME™ storage solutions. Our suite of services includes both PC-related support (technical support, parts replacement, infrastructure deployment and recycling) as well as information technology (IT) consultative services such as security assessments. In addition to manufacturing PCs, servers and storage devices, we fulfill our customers’ requirements for third party products, including peripherals and software solutions.

We focus on the federal, state and local government and education, collectively called the public sector, and mid-market enterprises. This focus enables us to tailor our operating model to better support the needs of these customers for customized products, services and programs. Within the federal government market, we sell directly to government agencies and are among the top five PC hardware manufacturers supplying its products to the federal government in terms of government spending, according to statistics compiled by the U.S. General Services Administration, or GSA. The state and local government and education market, collectively called the SLE market, has been our fastest growing area of business within the public sector. We also sell directly to mid-market enterprises. In order to expand its market penetration in the SLE market and mid-market enterprise market, MPC acquired, during 2003, the End User division of Omni Tech Corporation, a PC supplier and IT consultative services company focused on these markets.

We use a build-to-order manufacturing process we believe is an efficient means to provide customized computing solutions. Furthermore, we currently customize a majority of our product shipments to the public sector by including non-standard, customer-specific software or components. This allows us to differentiate our products by providing customization and PC-related services and support that assists our customers’ IT departments and reduces the costs of deployment and on-going maintenance of our computing infrastructures. We believe these efficiencies enable our customers to lower the total cost of ownership of their IT investment.

Prior to our acquisition of MPC, our primary products consisted of our HyperWeb™ and HyperTunnel™ software. These software products address real-time application acceleration and improved business communications over wired and wireless networks. The focus of the software is to make purchasers of our products more efficient by increasing the performance of their internal and external mission-critical applications through deployment of network application acceleration software that is cost effective, easy to use and easy to install. Despite investments in sales and additional product enhancements before and after our initial public offering, our software products have not yet been commercially successful and have been subject to increasingly substantial direct competition from large competitors. In March 2005, prior to our acquisition of MPC, it began offering the HyperSpace software products to certain MPC customers. To date, we have only made two immaterial sales. As we focus on the integration and growth of the MPC business, we are evaluating our future strategy for the HyperSpace software product line, which strategy may involve selling, or licensing the software products.

Company Information

We are a Colorado corporation with principal offices at 8480 East Orchard Road, Suite 6600, Greenwood Village, Colorado, 80111. We may also be reached at (303) 566-6500 and are on the internet at www.ehyperspace.com.

Where You Can Find More Information

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our SEC filings are available to the public over the internet from the SEC’s web site at www.sec.gov, or our web site at www.ehyperspace.com.

The Offering

Securities offered	Up to 3,870,000 shares of common stock issuable upon exercise of our warrants and 180,000 public warrants.
Use of Proceeds:

The net proceeds, if any, from the exercise of these securities will be used for general corporate purposes, including, among others, the reduction of outstanding indebtedness, working capital, sales and marketing expenditures, capital expenditures, product development and potential acquisitions.

American Stock Exchange symbols:
Common Stock:	HCO
Warrants:	HCO.WS

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the following risk factors, and other information included in or incorporated by reference into this prospectus, including our financial statements and the related notes thereto. Described below are the principal risks that we expect to face, however they are not the only risks we may face. Additional risks and uncertainties that we do not presently know about, or have not yet identified, may also adversely affect our business. Our business, operating results and financial condition could be seriously harmed and you could lose your entire investment by the occurrence of any of the following risks, or by unforeseen risks not listed below.

We have incurred substantial losses in the past and may incur losses in the future if we do not achieve revenue growth, gross margin improvement or a reduction of operating expenses as a percentage of revenues or a combination of the foregoing. Any future losses could cause our stock price to decrease.

In 2004 and during the first six months of 2005, as stand-alone entities, HyperSpace incurred net losses of $3.1 million and $1.6 million, and MPC incurred net losses of $6.2 million and $9.0 million. MPC’s loss during the first six months of 2005 was partially the result of an approximately 24% decline in net sales, mostly attributable to reduced sales to two key federal agencies, compared to the prior period in 2004. Our HyperSpace software product line continues to show declines in sales compared to similar periods in prior years. We may incur losses in the future if we do not achieve revenue growth, gross margin improvement or a reduction of operating expenses as a percentage of revenues or a combination of the foregoing. Future losses raise doubts about our ability to achieve profitability, which could result in a decrease in the price of our securities.

If net sales decline or we are unable to reduce expenses, we may not have sufficient cash flow and, under those circumstance, we may need additional capital to continue operations and to execute on our business plan. Such additional capital may not be available and you could lose the value of your investment.

If net sales decline or we are unable to reduce expenses, we may not be able to fund our operations from cash generated by our business. HyperSpace has principally financed its operations through the private placement of shares of common and preferred stock, debt and an initial public offering in October 2004, and MPC has financed its operations through internally-generated cash and a line of credit, which now has limited additional borrowing availability. If we fail to generate sufficient net sales and cash flow to fund operations, our ability to increase sales may be limited and we may not be able to continue to operate effectively, unless we are able to obtain additional capital through equity or debt financings. Further decreases in our net sales reduce our chances of funding operations and attaining profitability.

Our liquidity and working capital constraints could negatively affect our business and results of operations.

Since late 2004, MPC operated with limited borrowing availability under its former line of credit, and, even after we entered into a new credit facility in July 2005, we continue to operate with limited borrowing availability. Our liquidity depends on the timing of shipment of sales orders, collections of accounts receivable, operating margins obtained on sales, and borrowing availability. We have a secured, asset-based revolving credit facility providing for loan advances and standby letters of credit. The availability of funding under the credit facility is determined by a borrowing base calculation based on our eligible receivables and inventory. Payment of all of our accounts receivable passes through lock-boxes controlled by the lender, and it releases funds to us on a daily basis only up to the amount of remaining borrowing availability. On a daily basis, we have in recent periods often borrowed the maximum amount available under our credit facility and believe that trend will continue for the foreseeable future. We are exploring alternatives to increase our liquidity and ability to fund working capital, including the possibility of securing additional liquidity from alternate financing sources. In September 2005, we announced our intention to offer, subject to market and other conditions, a new issue of approximately $30 million of 5-year convertible notes in a private placement. We may not be able to sell the convertible notes, or be able to secure other alternate sources of financing on acceptable terms or at all.

If we are unable to obtain additional liquidity from third party financing sources, it will be difficult for us to increase our liquidity in the short term since the PC industry is characterized by low operating margins. Continuing liquidity constraints could negatively affect our business and results of operations and, in particular, our relationships with suppliers and ability to fund working capital needs and capital expenditures.

If we default on our outstanding secured debt, our assets may be subject to foreclosure.

Our credit facility and secured convertible notes are secured by all of our assets. Given our liquidity constraints, we are at risk of defaulting on repayment of the credit facility and secured convertible notes. In the event we default on the repayment of this debt, all of our assets will be subject to foreclosure.

Raising additional capital may substantially dilute existing shareholders.

If we are able to raise additional funds through the sale of equity or convertible securities, the financing likely will dilute the ownership percentage of existing shareholders. In September 2005, we announced our intention to offer, subject to market and other conditions, a new issue of approximately $30 million of 5-year convertible notes in a private placement. The notes would be convertible into shares of our common stock, which would have a dilutive effect to existing shareholders.

Our unsuccessful launch of our new HyperSpace software sales and marketing strategy make it difficult to evaluate the prospects of that product line and we are evaluating our future strategy for the HyperSpace software product line, which may result in discontinuing the product line.

Prior to our merger with MPC, our two software products consisted of HyperWeb™ and HyperTunnel™. Despite investments in sales and additional product enhancements after our initial public offering, our software products have not yet been commercially successful and have been subject to substantial direct competition. Our newer product that was commercially released in 2004, HyperTunnel™, has no meaningful sales to date. In 2004, we changed our sales and marketing strategy for these products, which did not produce intended results. In early 2005, many of our competitors were acquired by large technology companies, making our software sales growth exceedingly difficult. In March 2005, MPC began offering the HyperSpace software products to certain MPC customers. To date, we have only made two immaterial sales. We are currently evaluating our future strategy for the HyperSpace software product line, which strategy may involve selling, licensing or discontinuing the software products if future sales prospects are uncertain and we continue to incur imprudent expenses. Any newly developed strategy for the HyperSpace software product line may not result in increased sales or profitability and may result in additional expenses for us. If we discontinue the HyperSpace software product line, we will realize no growth in net sales or profitability from that product line.

We face intense competition from the leading PC manufacturing companies in the world as well as from other hardware and information technology service companies. If we are unable to compete effectively, we may not be able to achieve sufficient market penetration while achieving or sustaining profitability.

The PC industry is highly competitive and is characterized by aggressive pricing by several large branded and numerous generic competitors, short product life cycles, declining year-on-year average sale prices for personal computers and price sensitivity by customers. Our most significant PC hardware competitors, Dell, Gateway, Hewlett-Packard and IBM (now operated by the Lenovo Group), have substantially greater market presence and greater financial, technical, sales and marketing, manufacturing, distribution and other resources; longer operating histories; greater name recognition and a broader offering of products and services. Many of our competitors who are international based or manufacture offshore enjoy lower labor costs than we do. Many of our competitors have greater resources to devote to the development, promotion and sale of PC products than us and, as a result, may be able to offer products and services that provide significant price or other advantages over those offered by us.

We compete primarily on the basis of:

•	customer service and support;

•	features and functionality of our products;

•	product customization;

•	product performance;

•	product price;

•	product quality and reliability; and

•	maintaining customer and supplier relationships.

To the extent we are unable to compete successfully in any of the foregoing categories, our revenue and business prospects would be affected adversely. We expect competitive pressures to continue into the foreseeable future, particularly as Dell and Hewlett-Packard have from time to time announced intentions to expand their market share through price reductions. The effects on the marketplace of the sale of IBM’s PC business to Lenovo, a Chinese company, are unpredictable. We expect that average sales prices for PCs will continue to decline. If we continue to reduce PC prices in response to competition, are unable to reduce our overall cost structure at the same rate or greater than our declining average selling prices, or are unable to diversify into higher margin areas like software and services, we may be unable to maintain or improve gross margins which will also affect liquidity and cash flows.

In addition, the market for our software products is highly competitive, subject to rapid change and significantly affected by new product introductions and other market activities of industry participants. Although we do not currently compete against any one entity with respect to all aspects of our software solutions, our HyperSpace software products compete against various vendors’ software and hardware products designed to accomplish specific elements of functionality. During the past few quarters some of our competitors have increased their presence in industry publications through advertising, city tours and submission of white papers. If we fail to increase our presence in the same areas it could put us at a competitive disadvantage.

Our overall profitability may not meet expectations if our product mix and service offerings are substantially different than anticipated.

Our realized profit margins vary among our products and services offered. If our mix of products and services is substantially different from what we anticipate in any particular period, our earnings could be less than expected. If we are unable to increase sales of higher margin products, including software and services, or if margins decline in the current products and services we offer, our results of operations and financial condition will be adversely affected.

We have several large customers who represent a significant portion of our net sales. If we were to lose or experience a substantial decline in sales to one or more of these customers, our net sales may decline substantially.

Historically, MPC has derived a substantial portion of its net sales from different agencies within the U.S. federal government, including agencies within the Department of Defense and civilian departments, as well as state and local government and educational customers. For the fiscal year ended January 1, 2005, MPC derived 51.4% of its net sales from agencies of the federal government, including 18.6% from agencies within the Department of Defense and 32.9% from agencies within the civilian departments. We expect to continue to derive a substantial portion of our net sales from these markets for the foreseeable future. Our sales to these customers may not continue in future periods.

We are currently working to diversify our customer base by marketing our products to other agencies within the federal government and other customers within the state and local government and educational and mid-market enterprise markets. We may not be able to achieve a sufficient level of customer diversification to mitigate the risks associated with high customer concentration in the federal government market.

If governmental agencies consolidate their purchasing or if federal and state government customers reduce IT purchases in response to budget deficits, we may not be able to meet profit expectations or sell products to our customers at historic levels, which could have an adverse impact on our financial condition.

While federal agencies have tended to purchase on a decentralized basis, in the last year several government customers such as the Air Force and the IRS have begun to centralize their purchasing power and aggregate agency-wide PC requirements to award to a single vendor. As a result, sales of MPC’s products to the Air Force decreased from 14.9%

of MPC’s total sales for the fiscal year ended January 3, 2004 to 8.6% of its total sales for the fiscal year ended January 1, 2005. It is not clear whether this trend will expand to other agencies. Because of the highly competitive nature of large order opportunities, we are sometimes unable to successfully compete for these opportunities while maintaining sufficient gross margins. If consolidation of purchasing by our governmental customers at the agency level continues, it could result in lost sales or sales that would not meet our profit expectations.

Our contracts with governmental agencies make it difficult to accurately predict our future net sales and non-compliance with their terms could have substantial adverse effects upon us.

Our contracts with the federal, state and local governments do not guarantee any level of sales. These contracts merely authorize the sale of our products to various agencies within the government and are characterized as indefinite delivery/indefinite quantity contracts. Accordingly, our customers within the public sector may choose not to continue purchasing our products. The uncertainties related to seasonality of government purchases based on budgetary cycles, future contract performance costs, product life cycles, quantities to be shipped and delivery dates, among other factors, make it difficult to predict the future sales and profits, if any, which may result from such contracts. Periodically, changes in budgetary priorities, contract and program modifications or curtailments are considered or enacted by applicable government bodies. Our government customers may elect not to continue or extend their contracts with us. In early 2006, we will be re-competing for a contract with our largest customer, the Department of Veterans Affairs, which accounted for approximately 25% of MPC’s net sales in fiscal 2004. Sales to the Department of Veterans Affairs would be significantly reduced if we were not re-awarded the contract. Changes in budgetary priorities, modifications, curtailments or terminations, or the failure to renew the Veterans Administration contract may have a material adverse effect on our financial condition or results of operations in the future. The seasonality and the unpredictability of our public sector customers make our quarterly and yearly financial results difficult to predict and subjects them to significant fluctuation.

Compliance with contract provisions is subject to periodic audits; noncompliance with such contract provisions and government procurement regulations could result in termination of our government contracts, substantial monetary fines or damages, suspension or debarment from doing business with the government and civil or criminal liability. During the term of any suspension or debarment by any government agency, we could be prohibited from competing for or being awarded any contract or order. In addition, substantially all of our government contracts are terminable at any time at the government’s convenience or upon default. Upon termination of a government contract for default, the government may also seek to recover from the defaulting contractor the increased costs of procuring the specified goods and services from a different contractor.

While we do not believe that our merger with MPC constituted a change of control or assignment requiring consent of governmental entities or state buying authorities, such entities could terminate the contract for convenience if they elect not to continue business with us after the transaction. The effect of any of these possible government actions could adversely affect us.

The estimated cost of providing a product warranty is recorded at the time net sales are recognized, and if actual failure rates exceed the estimates, revisions to the estimated warranty liability would be required and could negatively affect earnings in the period that the adjustments are made.

We provide standard warranties with the sale of most of our products. The estimated cost of providing the product warranty is recorded at the time net sales is recognized based on its historical experience. Estimated warranty costs are affected by ongoing product failure rates, specific product class failures outside of experience and material usage and service delivery costs incurred in correcting a product failure or in providing customer support. If actual product failure rates, material usage or service delivery costs exceed the estimates, revisions to the estimated warranty liability would be required and could negatively affect earnings in the period the adjustments are made. Actual financial claims for defects may be larger than expected and accrued warranty reserves.

You cannot rely on past results and our future operating results will likely fluctuate.

Our past results do not include the results of MPC and, therefore, our past results should not be relied upon as an indicator of our future performance. MPC’s operating results have varied greatly in the past and likely will vary in the future depending upon a number of factors. Many of these factors are beyond our control. Our net sales, gross margins and operating results may fluctuate significantly due to, among other things:

•	shortages and delays in delivery of critical components, including components from foreign suppliers;

•	competition;

•	business and economic conditions overall and in our markets;

•	seasonality in the timing and amount of orders we receive from our customers that may be tied to budgetary cycles, product plans or equipment roll-out schedules;

•	cancellations or delays of customer product orders, or the loss of a significant customer;

•	an increase in operating expenses;

•	new product announcements or introductions;

•	our ability to develop, introduce and market new products and product enhancements on a timely basis, if at all;

•	our pursuit of the HyperSpace software product line and success of marketing and selling that line;

•	the sales volume, the timing of component purchases for product assembly, product configuration and mix of products;

•	technological changes in the market for our products; and

•	reductions in the average selling prices that we are able to charge to our customers due to competition or other factors.

Due to these and other factors, our net sales may not increase or even remain at their current levels. Because a majority of our operating expenses are fixed in the short-term, a small variation in our net sales can cause significant variations in our earnings from quarter to quarter and our operating results may vary significantly in future periods. Therefore, our historical results may not be a reliable indicator of our future performance.

General economic, business or industry conditions may adversely affect our future operating results and financial condition.

Weak economic conditions in the United States may adversely affect our product sales. If general economic and industry conditions deteriorate, customers or potential customers could reduce their technology investments and demand for our products and services could be adversely affected. For example, reductions in state and local budgets as a result of weak economic conditions have adversely affected MPC’s sales to many of its customers in the public sector.

Our inability to properly anticipate customer demand or effectively manage our supply chain could result in higher inventory levels that could adversely affect our operating results and our balance sheet.

By distributing products directly to our customers and employing “just-in-time” supply chain management techniques, we have historically been able to avoid the need to maintain high levels of finished goods and component inventory as compared to other manufacturers who do not sell directly to end users and employ just- in-time manufacturing techniques. This has minimized costs and allowed us to respond more quickly to changing customer demands, reducing our exposure to the risk of product obsolescence. However, customer concentration, seasonality within our business and changing demands may all result in our inability to properly anticipate customer demand that could result in excess or insufficient inventory of certain products. In addition, we maintain certain component products in inventory. A decrease in market demand or a decision to increase supply, among other factors, could result in higher finished goods and component inventory levels and a decrease in value of this inventory could have a negative effect on our results of operations and our balance sheet. Further, while we have generally been able to effectively manage our supply chain in the past, we may not be able to continue to do so, which could have a similar adverse effect on our results of operations.

We rely on third party suppliers to provide critical components of our products, some of which are available from only one source. If our suppliers were unable to meet our demands or fail to deliver supplies because of our inability to meet payment terms, and alternative sources were not available, we could experience manufacturing interruptions, delays or inefficiencies.

We require a high volume of quality products and components for our PC offerings, substantially all of which we obtain from outside suppliers. For example, we rely on Intel for its processors and motherboards and Microsoft for our operating systems and other software on our computer systems. We also procure a number of components from international suppliers, particularly from Asia. This carries potential political and foreign currency risk. We maintain several single-source supplier relationships primarily to increase our purchasing power with these suppliers. If shortages or delays arise, the prices of these components may increase or the components may not be available at all. We may not be able to secure enough components at reasonable prices or of acceptable quality to build new products to meet customer demand, which could adversely affect our business and financial results. We currently do not have long-term supply contracts with any of our suppliers that would require them to supply products to us for any specific period or in any specific quantities, which could result in shortages or delays.

Additionally, there are significant risks associated with our reliance on these third party suppliers, including:

•	potential price increases, in particular, those that we may not be able to pass on to our customers;

•	inability to achieve price decreases in our component costs;

•	inability of suppliers to increase production and achieve acceptable product yields on a timely basis;

•	delays caused by work stoppages or other disruptions related to the transport of components;

•	reduced control over delivery schedules, including unexpected delays and disruptions;

•	reduced control over product quality; and

•	changes in credit terms provided to us.

Any of these factors could curtail, delay or impede our ability to deliver our products and meet customer demand.

Due to our limited liquidity, we have extended payment to many of our suppliers beyond normal payment terms. We work diligently with suppliers to address concerns regarding late payments, and generally work to maintain good working relationships with key suppliers. In some instances, suppliers have placed us on credit hold, which has delayed delivery of components to our manufacturing facility while the issues are resolved. We have received notices of default from a few suppliers, but in each case have cured the defaults within applicable cure periods. If we cannot obtain additional sources of liquidity, late payments to suppliers could recur, jeopardizing relationships and reducing our ability to negotiate favorable pricing with suppliers. Further, recurring late payments could result in additional credit holds, refusal to deliver components or termination of supply arrangements, any of which could have a material adverse effect on our financial condition or results of operations.

Our litigation with Omni Tech Corporation may have an adverse effect on its business.

We are involved in litigation with Omni Tech Corporation relating to a dispute over the purchase price payable for MPC’s acquisition of Omni Tech’s end user division in 2003. Omni Tech has demanded payment of $2.7 million plus attorney’s fees, expenses and interest, asserting that MPC failed to pay amounts due in consideration in the acquisition. The amounts that Omni Tech seeks to recover in the lawsuit are in addition to $2 million under a promissory note due in August 2006. The lawsuit arises from the parties’ disagreement concerning calculation of the final net working capital adjustment (used to determine the total purchase price). If we suffer an adverse result in the proceeding, the requirement to make payments to Omni Tech would have an adverse effect on our cash position.

Failure of any portion of our infrastructure at our sole manufacturing facility could have a material adverse effect on our business.

We are highly dependent on our manufacturing infrastructure to achieve our business objectives. If we experience a problem that impairs our manufacturing infrastructure, such as a computer virus, intentional disruption of IT systems by a third party, a work stoppage, or manufacturing failure, including the occurrence of a natural disaster which affects our sole manufacturing facility in Nampa, Idaho, the resulting disruptions could impede our ability to book or process orders, manufacture and ship in a timely manner or otherwise carry on our business in the ordinary course. Any such events could cause us to lose significant customers or net sales and could require us to incur significant expense to eliminate these problems and address related security concerns. Further, because of the seasonality of our business, the potential adverse effect resulting from any such events or any other disruption to our business could be accentuated if it occurs during a disproportionately heavy demand or shipping cycle during any fiscal year period.

Our failure to effectively manage product migration and increasingly short product life cycles may directly affect the demand for our products and our profitability.

Our business model depends on being able to anticipate changing customer demands and effectively manage the migration from one PC product to another. The PC industry is characterized by rapid changes in technology and customer preferences, which result in the frequent introduction of new products, short product life cycles and continual improvement in product price for performance characteristics. Product migrations present some of the greatest challenges and risks for any technology company. We work closely with customers, product and component suppliers and other technology developers to evaluate the latest developments in PC products. The success of our product introductions depends on many factors including the availability of new products, access to and rights to use proprietary technology, successful quality control and training of sales and support personnel. Furthermore, it is difficult to accurately forecast customer preferences, demands or market trends or transitions. Even if we are successful in developing or transitioning to new or enhanced products or techniques, they may not be accepted by customers or we may not be able to produce them on a timely basis, or at all. Accordingly, if we are unable to effectively manage a product migration, our business and results of operations could be negatively affected.

If third parties claim we are infringing upon their intellectual property rights, we could become subject to significant litigation, incur licensing expenses or be prevented from selling ours products.

From time to time, other companies and individuals assert patent, copyright, trademark or intellectual property rights to technologies or marks that are important to the technology industry in general or to our business in particular. Any litigation or other dispute resolution regarding patents or other intellectual property could be time-consuming and divert our management and other key personnel from business operations. In some cases, we may be able to seek indemnification from suppliers of allegedly infringing components, but we cannot assure you that suppliers would agree to provide indemnification or be financially capable of covering potential damages or expenses. The complexity of technology and the uncertainty of intellectual property litigation increase the risks and potential costs associated with intellectual property infringement claims. Additionally, many of our competitors have significantly larger patent portfolios, which may increase the probably that claims will be asserted against us and decrease our ability to defend such claims. Claims of intellectual property infringement might also require us to enter into license agreements with costly royalty obligations, payments for past infringement or other unfavorable terms. If we are unable to obtain royalty or license agreements on terms acceptable to us then we may be subject to significant damages or injunctions against the development and sale of certain products.

Our business success may be dependent on our ability to obtain licenses to intellectual property developed by others on commercially reasonable and competitive terms.

Our product offerings are dependent upon obtaining patent and other intellectual property rights from third parties. We may not continue to have access to existing or new third party technology for use in our products. It may be necessary in the future to seek or renew licenses relating to various aspects of our products and business methods. However, the necessary licenses may not be available on acceptable terms and obtaining licenses could be costly. If we or our suppliers are unable to obtain such licenses, we may be forced to market products without certain desirable technological features. We could also incur substantial costs to redesign our products around other parties’ protected technology.

Our inability to maintain relationships with our existing third party lease financing partners may adversely affect demand for our products.

Reduced availability of lease financing generally or tightening in credit policies from our third party leasing partners or increased interest rates could materially and adversely affect our operations and financial results. If one or more of our third party leasing arrangements are terminated or reduced, without replacement or an increase in the amount of financing provided by the remaining lessors, we would likely have to develop alternative financing arrangements for our customers and we may experience a decrease in net sales from levels we might otherwise achieve.

If defects are discovered in our products after shipment, we could incur additional costs.

Our products may contain undetected defects. Discovery of the defects may occur after shipment, resulting in a loss of or delay in market acceptance, which could reduce our product sales and net sales. In addition, these defects could result in claims by customers for damages against us. Any damage claim could distract management’s attention from operating our business and, if successful, result in significant losses that might not be covered by our insurance. Even if such a claim were to prove unsuccessful, it could cause harm to our reputation and goodwill and could damage our relationship with actual and potential customers.

If we lose the services of one or more members of our executive management team or other key employees, we may not be able to execute our business strategy.

Our future success depends in large part upon the continued service of our executive management team and other key employees. The loss of services of any one or more members of our executive management team or other key employees could seriously harm our business.

If we are unable to attract and retain qualified personnel, our ability to develop and successfully market our products could be harmed and our growth could be limited.

We believe that our success depends largely on the talents and efforts of highly skilled individuals. As a result, our future success is dependent on our ability to identify, attract, retain and motivate highly skilled research and development, sales and marketing, finance and customer service and support personnel. Any of our current employees may terminate their employment at any time. The loss of any of our key employees or our inability to attract or retain qualified personnel could delay the development and introduction of, and harm our ability to sell, our products. Competition for hiring individuals with the skills applicable to our business is intense. We may not be able to hire or retain the personnel necessary to execute our business plan.

We have entered into a co-existence agreement with a third party that is using the HyperSpace mark. Confusion about our names could occur which could tarnish our reputation and reduce our product sales.

We have entered into a co-existence agreement with a third party that is using the HyperSpace mark. However, confusion about our names could occur which could tarnish our reputation and negatively affect our business, including a reduction of our HyperSpace software product sales.

If the system security of our software is breached, our business and reputation could suffer and you could lose your entire investment.

A fundamental requirement for effective use of our HyperSpace software product line is the secure transformation and transmission of confidential end-user information. Third parties may attempt to breach the security of our customers. We may be sued for any breach in such security and any breach could harm our customers, our business and our reputation. Any imposition of liability, particularly liability that is not covered by insurance or is in excess of insurance coverage, could harm our reputation and our business and operating results. Also, computers, including those that utilize our software, are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays or loss of data. We may be required to expend significant capital and other resources to rectify problems caused by any security breach.

Any acquisitions we make could result in dilution to our existing shareholders and could be difficult to integrate, which could cause difficulties in managing our business, resulting in a decrease the value of your investment.

We believe we will need to make strategic acquisitions of other businesses in order to achieve growth and profitability. Evaluating acquisition targets is difficult and acquiring other businesses involves risk. Our completion of the acquisition of other businesses would subject us to a number of risks, including the following:

•	difficulty in integrating the acquired operations and retaining acquired personnel;

•	limitations on our ability to retain acquired sales and distribution channels and customers;

•	diversion of management’s attention and disruption of our ongoing business; and

•	limitations on our ability to incorporate acquired technology and rights into our product and service offerings and maintain uniform standards, controls, procedures and policies.

Furthermore, we may incur indebtedness or issue equity securities to pay for future acquisitions. The issuance of equity or convertible debt securities would be dilutive to our then existing shareholders.

Risk Relating to Our Merger with MPC

We have a new, combined executive management team that has no prior experience working together, we may need to employ additional qualified executives and we may lose the services of key personnel.

Our business plan relies heavily on the expertise of key personnel. As a result of the merger with MPC, we have a new, combined executive team that has not worked together in the past. Having executives with new leadership roles in a public company will be challenging and critical to our success. In addition, we may need to employ new executives as part of the management team. Recruiting of such executives is time consuming, expensive and integration is often difficult. Furthermore, given uncertainty around a significant merger such as the one with MPC, we are susceptible to having one or more members of our executive team leave the company and we would face challenges in replacing them.

MPC’s restatement of financial statements may indicate the existence of a material weakness in our internal controls.

As disclosed in its audited financial statements for the fiscal year ended 2004, MPC restated its 2003, 2002 and prior year financial statements. Such a restatement may be indicative of material weaknesses in internal controls. Since MPC was a privately held company, it had not been required to complete, and had not completed, all the requirements of the Sarbanes-Oxley Act, including a review and analysis of its internal control environment. We are required to commence such steps, and have begun to expend significant resources in making MPC compliant with the relevant provisions of the Sarbanes-Oxley Act, including taking the necessary steps to correct any material weaknesses in internal controls. This process in not yet complete. Furthermore, until such time as any material weaknesses are remedied, we, as MPC’s parent, may be susceptible to restatements of our financial statements.

We incur significant costs as a result of being a public company, which costs will increase in the combined company, making it more difficult for us to achieve profitability.

As a public company, we incur significant legal, accounting, compliance, board of directors, reporting, record keeping and other expenses. Rules and regulations of the Securities and Exchange Commission and the Sarbanes-Oxley Act and the American Stock Exchange requirements significantly increase our general and administrative expenses and make some activities more time-consuming and costly. As a result of the merger with MPC, we are a much larger company and our internal systems and controls are far more complicated, which will make the costs we incur as a result of being a public company even higher. These rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers.

We may not be able to successfully integrate the business of HyperSpace and MPC following the merger or recognize any synergies as a result of the merger.

The success of our merger with MPC depends in part upon our ability to integrate our organizations, operations, systems and personnel. The integration of two previously independent companies is a challenging, time-consuming and costly process. MPC has historically been managed by executives based at its Nampa, Idaho headquarters while we have been managed by executives based in our Denver, Colorado headquarters. We may face challenges with executives in geographically dispersed locations.

It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing business or inconsistencies in standards, controls, procedures and policies that could adversely affect our ability to maintain relationships with suppliers, bankers, customers or employees or to achieve the any benefits of the merger. In addition, successful integration of the companies will require the dedication of significant management resources, which will temporarily detract attention from the day-to-day businesses of the combined company. If we are not able to integrate our organizations, systems and personnel in a timely and efficient manner, the benefits of the merger may not be realized fully or at all or may take longer than expected. To date, MPC sales force have sold few HyperSpace software products and we are evaluating our future strategy with respect to the HyperSpace software product line.

Risks Relating To Our Securities

An active trading market for our securities has not developed and the prices of our securities may be volatile.

An active sustained trading market for our securities has not yet developed. We do not have any analyst coverage of our securities or any commitments to provide research coverage. Our price has been volatile since our initial public offering and we have recently completed a substantial acquisition of a company that was privately held. The price at which our securities trade is likely to be highly volatile and may fluctuate substantially due to a number of factors including, but not limited to, those discussed in the other risk factors described above and the following:

•	the market perception and reaction to our merger with MPC;

•	volatility in stock market prices and volumes, which is particularly common among smaller capitalized companies;

•	lack of research coverage for companies with small public floats;

•	failure to achieve sustainable financial performance;

•	actual or anticipated fluctuations in our operating results;

•	announcements of technological innovations by us or others;

•	entry of new or more powerful competitors into our markets or consolidation of existing competitors to create larger, more formidable competitors;

•	terrorist attacks either in the U.S. or abroad;

•	general stock market conditions; and

•	the general state of the U.S. and world economies.

Any future sales of our common stock may depress the prices of our securities and negatively affect the value of your investment.

Sales of a substantial number of shares of our common stock into the public market, or the perception that these sales could occur, could adversely affect the prices of our securities or could impair our ability to obtain capital through an offering of equity securities.

Pursuant to lock-up agreements, common stock owned by our officers and directors are restricted from being sold until January 2006. When these lockup periods expire, these shareholders may be able to sell some or all of these securities. These sales could depress our stock price.

Concurrent with consummation of the merger, we entered into a registration rights agreement with MIC, certain of its affiliates and certain of our officers and directors. Pursuant to the terms of the registration rights agreement, we will be required to register for sale all HyperSpace common stock held by MIC. If MIC or any of the holders of our unregistered common stock opt to sell large blocks of our common stock into the public market, it could depress the price of our securities and make it difficult for us to raise capital through an offering of equity securities. In addition, if a significant number of the holders of our public warrants exercise their warrants and re-sell the underlying shares of our common stock in a relatively short period of time, the sale of those shares could depress the market price for our common stock.

The redemption of the 3.6 million warrants, issued as part of the initial public offering, may adversely affect potential investors by requiring them to sell or exercise the warrants at a time that may be disadvantageous for them.

Our public warrants are redeemable at $0.25 per warrant upon 30 days written notice to the warrant holder; provided that: (i) there is then an effective registration statement under the Securities Act covering the shares issuable upon exercise of the warrants; and (ii) the closing sale price of our common stock equals or exceeds $9.50 per share for the 20 trading days prior to the date of the notice of redemption.

Notice of redemption of the warrants could force holders to exercise the warrants and pay the exercise price therefore at the time when it may be disadvantageous for them to do so, sell the warrants at the current market price when they might otherwise wish to hold the warrants or accept the redemption price which is likely to be substantially less than the market value of the warrants at the time of redemption.

If a current prospectus, and possibly state blue sky registration, is not in place, warrant holders will not be able to exercise their warrants.

Holders of our warrants will be able to exercise their warrants only if a current registration statement relating to such shares is then in effect and, if an exemption is not otherwise available, only if the shares are qualified for sale under the securities laws of the applicable state or states. We have undertaken and intend to file and keep current a registration statement covering the shares of common stock issuable upon exercise of the warrants, but we may not be able to do so. The warrants may be deprived of any value if the registration statement covering the shares underlying the warrants is not effective and available or, if required, such underlying shares are not or cannot be registered in the applicable states.

We do not intend to pay dividends and you may not experience a return on investment without selling your securities.

We have never declared or paid, nor do we intend in the foreseeable future to declare or pay, any cash dividends on our common stock. Since we intend to retain all future earnings to finance the operation and growth of our business, you will likely need to sell your securities in order to realize a return on your investment, if any.

Our amended and restated articles of incorporation and bylaws contain provisions that could delay or prevent a change in control even if the change in control would be beneficial to our shareholders.

Our amended and restated articles of incorporation and bylaws contain provisions that could delay or prevent a change in control of our company, even one beneficial to our shareholders. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. Among other things, these provisions:

•	authorize the issuance of preferred stock that can be created and issued by the board of directors without prior shareholder approval and deter or prevent a takeover attempt;
•	prohibit shareholder action by written consent, thereby requiring all shareholder actions to be taken at a meeting of our shareholders;
•	prohibit cumulative voting in the election of directors, which would otherwise allow less than a majority of shareholders to elect director candidates;
•	provide that our board of directors is divided into three classes, each serving three-year terms; and
•	establish advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon by shareholders at shareholder meetings.

NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus, including the sections entitled “Prospectus Summary” and “Risk Factors,” contains forward looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, and within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by the forward looking statements. These risks and other factors include those listed under “Risk Factors” and elsewhere in this prospectus. In some cases, you can identify forward looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. In evaluating these statements, you should specifically consider various factors, including the risks outlined under “Risk Factors.”

Although we believe that the expectations reflected in the forward looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these forward looking statements. We are under no duty to update any of the forward looking statements after the date of this prospectus to conform our prior statements to actual results.

USE OF PROCEEDS

In the event of full exercise of the representative’s warrants (for cash) and all public warrants (including public warrants issuable upon exercise of the representative’s warrants) the gross proceeds to us will be $21.6 million (exclusive of related expenses). The actual exercise of any of these securities, however, is beyond our control and depends on a number of factors, including the market price of our common stock and whether we redeem any of the public warrants. None of these securities may be exercised. We will not receive any proceeds from the further sale of any of these securities.

The net proceeds, if any, from the exercise of these securities will be used for general corporate purposes, including, among others, the reduction of outstanding indebtedness, working capital, sales and marketing expenditures, capital expenditures, product development and potential acquisitions.

PLAN OF DISTRIBUTION

We are offering shares of common stock issuable upon exercise of the public warrants included in the units issued in our initial public offering, and the common stock issuable upon exercise of the public warrants issuable upon exercise of the representative’s warrants. Public warrants may be exercised upon surrender of the certificate representing such warrants on or prior to the expiration date (or earlier redemption date) of such warrants at the offices of the warrant agent with the form of “Election to Purchase” on the reverse side of the warrant certificate completed and executed as indicated, accompanied by payment of the full exercise price in cash or by official bank or certified check payable to the order of us for the number of warrants being exercised. If less than all of the warrants evidenced by a warrant certificate are exercised, a new certificate will be issued for the remaining number of warrants.

We also are offering shares of common stock and public warrants issuable upon the exercise of the representative’s warrants. The representative’s warrants may be exercised by surrendering the certificate representing such warrant, together with appropriate instructions, duly executed by the representative, to us. Upon notice of such exercise, we will instruct our transfer agent to prepare certificates representing the units purchased. When such certificates are prepared, we will notify the representative and, upon payment in full by the representative (or cashless exercise), deliver such certificates to the representative. If less than all of the warrants evidenced by the representative’s warrants are exercised, a new certificate will be issued for the remaining number of warrants.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Upon exercise of the warrants comprising the units issued in our initial public offering, we are obligated to issue 3,870,000 shares of common stock. In connection with our initial public offering of units, we issued to the representative of the underwriters of that offering warrants to purchase up to 90,000 units, each unit consisting of one share of common stock and two warrants (each to purchase one share of common stock). By this prospectus, we are registering the public warrants and common stock included in the units subject to the representative’s warrants, and the common stock issuable upon exercise of all public warrants (including the public warrants included in the units issuable upon exercise of the representative’s warrants).

Common Stock

The holders of our common stock are entitled to dividends, if any, as our board of directors may declare from time to time from legally available funds, subject to the preferential rights of the holders of any shares of our preferred stock that we may issue in the future. The holders of our common stock are entitled to one vote per share on any matter to be voted upon by shareholders.

Our amended and restated articles of incorporation do not provide for cumulative voting in connection with the election of directors. Accordingly, directors will be elected by a plurality of the shares voting once a quorum is present.

No holder of our common stock has any preemptive right to subscribe for any shares of capital stock issued in the future.

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of our common stock are entitled to share, on a pro rata basis, all assets remaining after payment to creditors and subject to prior distribution rights of any shares of preferred stock that we may issue in the future. All of the outstanding shares of common stock are, and the shares offered by us in this offering will be, fully paid and non-assessable.

Warrants

Each warrant issued as a part of a unit in connection with our initial public offering entitles the holder to purchase one share of common stock at an exercise price of $5.50 beginning September 30, 2005 through September 29, 2009, subject to our redemption rights described below. The warrants were issued pursuant to the terms of a warrant agreement between the warrant agent, Computershare Trust Company, Inc. and us. We have authorized and reserved for issuance the shares of common stock issuable on exercise of the warrants. The warrants are exercisable to purchase a total of 3,600,000 shares of our common stock, plus up to 180,000 common shares underlying warrants included in the representative’s warrants.

The warrant exercise price and the number of shares of common stock purchasable upon exercise of the warrants are subject to adjustment in the event of, among other events, a stock dividend on, or a subdivision, recapitalization or reorganization of, the common stock, or the merger or consolidation of us with or into another corporation or business entity.

Commencing September 30, 2005 and until the expiration of the warrants, we may redeem all outstanding warrants, in whole but not in part, upon not less than 30 days’ notice, at a price of $0.25 per warrant, provided that the closing sale price of our common stock equals or exceeds $9.50 per share for 20 consecutive trading days preceding our redemption announcement. The redemption notice must be provided not more than five business days after conclusion of the 20 consecutive trading days in which the closing sale price of the common stock equals or exceeds $9.50 per share. In the event we exercise our right to redeem the warrants, the warrants will be exercisable until the close of business on the date fixed for redemption in such notice. If any warrant called for redemption is not exercised by such time, it will cease to be exercisable and the holder thereof will be entitled only to the redemption price.

We must have on file a current registration statement with the SEC pertaining to the common stock underlying the warrants in order for a holder to exercise the warrants or in order for the warrants to be redeemed by us. The shares of common stock underlying the warrants must also be registered or qualified for sale under the securities laws of the states in which the warrant holders reside. We intend to use our best efforts to keep the registration statement current, but we cannot assure you that such registration statement can be kept current. In the event the registration statement covering the underlying common stock is not kept current, or if the common stock underlying the warrants is not registered or qualified for sale in the state in which a warrant holder resides, the warrants may be deprived of any value.

We are not required to issue any fractional shares of common stock upon the exercise of warrants or upon the occurrence of adjustments pursuant to anti-dilution provisions. We will pay to holders of fractional shares an amount equal to the cash value of such fractional shares based upon the then-current market price of a share of common stock.

The warrants may be exercised upon surrender of the certificate representing such warrants on or prior to the expiration date (or earlier redemption date) of such warrants at the offices of the warrant agent with the form of “Election to Purchase” on the reverse side of the warrant certificate completed and executed as indicated, accompanied by payment of the full exercise price in cash or by official bank or certified check payable to the order of us for the number of warrants being exercised. Shares of common stock issued upon exercise of warrants for which payment has been received in accordance with the terms of the warrants will be fully paid and nonassessable.

The warrants do not confer on the warrantholder any voting or other rights of our shareholders. Upon notice to the warrantholders, we have the right to reduce the exercise price or extend the expiration date of the warrants. Although this right is intended to benefit warrantholders, to the extent we exercise this right when the warrants would otherwise be exercisable at a price higher than the prevailing market price of the common stock, the likelihood of exercise, and the resultant increase in the number of shares outstanding, may impede or make more costly a change in our control.

LEGAL MATTERS

The validity of the issuance of common stock will be passed upon for us by Perkins Coie LLP, Portland, Oregon.

EXPERTS

The financial statements of HyperSpace Communications, Inc. as of December 31, 2004 and December 31, 2003, incorporated by reference into this prospectus have been so incorporated in reliance on the report of Ehrhardt Keefe Steiner & Hottman PC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of GTG PC Holdings, LLC and subsidiaries as of January 1, 2005 and January 3, 2004, and the related consolidated statements of operations, members’ equity (deficit), and cash flows for the years ended January 1, 2005, January 3, 2004 and December 28, 2002, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

As discussed in Note 3 to its consolidated financial statements, GTG PC Holdings, LLC has restated its consolidated balance sheet as of January 3, 2004 and the related consolidated statements of operations, members’ equity (deficit) and cash flows for the years ended January 3, 2004 and December 28, 2002.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 prior to the sale of all of the securities covered by this prospectus:

1.	Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.
2.	Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2005 and June 30, 2005.
3.	Definitive proxy soliciting materials and Rule 14(a)(12) materials filed with the SEC on May 16, 2005, June 20, 2005 and July 12, 2005.
4.	Definitive Proxy Statement relating to merger or acquisition filed with the SEC on June 17, 2005.
5.

Current Reports on Form 8-K filed with the SEC on March 21, 2005, March 24, 2005, March 25, 2005, May 16, 2005, May 19, 2005, May 31, 2005, June 14, 2005, June 20, 2005, July 12, 2005, July 22, 2005, July 26, 2005, September 30, 2005 and October 6, 2005.

6.

The description of our common stock contained in our registration statement on Form 8-A12B filed with the SEC on September 24, 2004, including any amendments or reports filed for the purpose of updating such description.

This prospectus is part of a registration statement on Form S-3 filed with the SEC under the Securities Act of 1933. This prospectus does not contain all of the information set forth in the registration statement. You should read the registration statement for further information about HyperSpace and our common stock. We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents that have been incorporated herein by reference but are not delivered with this prospectus. Requests for such copies should be directed to:

HyperSpace Communications, Inc.

8480 East Orchard Road, Suite 6600

Greenwood Village, CO 80111

Attn: Investor Relations

(303) 566-6500

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front page of those documents.

COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our amended and restated articles of incorporation require that we defend and indemnify our officers and directors to the full extent permitted by Colorado law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

HYPERSPACE COMMUNICATIONS, INC.

180,000 Warrants

3,870,000 Shares Common Stock

PROSPECTUS

2005

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The Registrant will pay all reasonable expenses incident to the registration of the securities. Such expenses are set forth in the following table. All of the amounts shown are estimates except the SEC registration fee.

Amount to
be paid
SEC registration fee	$2,543
Legal fees and expenses	50,000
Accounting fees and expenses	50,000
Printing expenses	5,000
Miscellaneous expenses	5,000
Total	$112,543

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Limitation of Director Liability

Our amended and restated articles of incorporation limit the liability of our directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by the Colorado Business Corporation Act. This limitation of liability may not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

Indemnification

Our amended and restated articles of incorporation require that we defend and indemnify our officers and directors to the full extent permitted by Colorado law.

Under Colorado law, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because he or she was a director of the corporation against reasonable expenses incurred by him or her in connection with the proceeding.

Under Colorado law, a corporation may indemnify an individual who is a party to a proceeding because he or she is or was an officer or director against liability incurred in the proceeding if the officer or director:

•	acted in good faith;

•          if acting in an official capacity, reasonably believed that his or her conduct was in the best interests of the corporation; and

•          in all other cases, reasonably believed that his or her conduct was at least not opposed to the best interests of the corporation.

Under Colorado law, a corporation may not indemnify an officer or director if:

•          in connection with a proceeding by or in the right of the corporation (i.e., a derivative action) in which the director or officer is adjudged liable to the corporation; or

•          in connection with any other proceeding charging that the director or officer derived an improper personal benefit, whether or not involving action in a official capacity, in which proceeding the director was adjudged liable on the basis that he or she derived an improper personal benefit.

1

We have purchased an insurance policy covering our officers and directors to be effective as of the closing of this offering, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits, or proceedings and certain liabilities which might be imposed as a result of such actions, suits, or proceedings, to which they are parties by reason of being or having been our directors or officers.

At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

We have entered into indemnification agreements with members of our advisory board that provide that we will indemnify each member to the fullest extent permitted by law.

Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ITEM 16. EXHIBITS.

Exhibit
Number	Description of Document
2.1	Agreement and Plan of Merger, dated as of March 20, 2005 by and among the Registrant, Spud Acquisition Corp., GTG PC Holdings, LLC and GTG-Micron Holding Company, LLC, as amended (1)

4.1*	Amended and Restated Articles of Incorporation of the Registrant, as amended

4.2	Bylaws of the Registrant (2)

4.3	Specimen common stock certificate (3)

4.4	Form of representatives’ option for purchase of units (4)

4.5	Form of Warrant Agreement (4)

4.6	Form of Warrant (5)

5.1*	Form of legal opinion of Perkins Coie LLP

23.1*	Consent of Perkins Coie LLP (included in Exhibit 5.1)

23.2*	Consent of Ehrhardt Keefe Steiner & Hottman PC

23.3*	Consent of KPMG LLP

24.1	Power of Attorney (see Signature Page)

* Filed herewith.

(1)   Incorporated by reference to Exhibit No. 2.1 to the Registrant’s Current Report on Form 8-K/A, filed with the Securities and Exchange Commission on March 25, 2005 and on Form 8-K, filed on May 16, 2005 and July 12, 2005.

(2)  Incorporated by reference to Exhibit No. 3.2 to Amendment No. 1 to the Registrant’s Registration Statement on Form SB-2, filed with the Securities and Exchange Commission on July 2, 2004.

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(3)  Incorporated by reference to Exhibit No. 4.1 to Amendment No. 3 to the Registrant’s Registration Statement on Form SB-2, filed with the Securities and Exchange Commission on July 23, 2004.

(4)  Incorporated by reference to Exhibit Nos. 4.7 and 4.8, respectively, to Post-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form SB-2, filed with the Securities and Exchange Commission on October 1, 2004.

(5)   Incorporated by reference to Exhibit No. 4.9 to Amendment No. 7 to the Registrant’s Registration Statement on Form SB-2, filed with the Securities and Exchange Commission on September 24, 2004.

ITEM 17. UNDERTAKINGS.

Registrant hereby undertakes:

1.

To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

(a)   Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)   Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)   Include any additional or changed material information on the plan of distribution;

provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is incorporated by reference from periodic reports filed by the Registrant under the Exchange Act.

2.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.

That, for purposes of determining any liability under the Securities Act of 1933, each filing of Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Greenwood, state of Colorado, on October 3, 2005.

HyperSpace Communications, Inc.

By:	/s/ John P. Yeros
John P. Yeros Chief Executive Officer

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POWER OF ATTORNEY

We, the undersigned officers and directors of HyperSpace Communications, Inc. hereby constitute and appoint each of John P. Yeros, Michael S. Adkins and Mark Pougnet, acting together or individually, our true and lawful attorney-in-fact, with full power of substitution, to sign for us and in our names in the capacities indicated below the Registration Statement filed herewith and any and all amendments to said Registration Statement, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable HyperSpace Communications, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to said Registration Statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and Power of Attorney has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

Chief Executive Officer and Chairman of the Board (Principal Executive Officer)
/s/ John P. Yeros		September 30, 2005
John P. Yeros

/s/ Michael S. Adkins	President	September 30, 2005
Michael S. Adkins

Chief Financial Officer (Principal Financial Officer and Accounting Officer)
/s/ Mark A. Pougnet		September 30, 2005
Mark A. Pougnet

/s/ Angela Blatteis	Director	September 30, 2005
Angela Blatteis

/s/ Jordan W. Katz	Director	September 30, 2005
Jordan W. Katz

/s/ David E. Girard	Director	September 30, 2005
David E. Girard

/s/ David A. Young	Director	September 30, 2005
David A. Young

/s/ Eric D. Murphy	Director	September 30, 2005
Eric D. Murphy

/s/ Kent Swanson	Director	September 30, 2005
Kent Swanson

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EXHIBIT INDEX

Exhibit
Number	Description of Document
2.1	Agreement and Plan of Merger, dated as of March 20, 2005 by and among the Registrant, Spud Acquisition Corp., GTG PC Holdings, LLC and GTG-Micron Holding Company, LLC, as amended (1)

4.1*	Amended and Restated Articles of Incorporation of the Registrant, as amended

4.2	Bylaws of the Registrant (2)

4.3	Specimen common stock certificate (3)

4.4	Form of representatives’ option for purchase of units (4)

4.5	Form of Warrant Agreement (4)

4.6	Form of Warrant (5)

5.1*	Form of legal opinion of Perkins Coie LLP

23.1*	Consent of Perkins Coie LLP (included in Exhibit 5.1)

23.2*	Consent of Ehrhardt Keefe Steiner & Hottman PC

23.3*	Consent of KPMG LLP

24.1	Power of Attorney (see Signature Page)

* Filed herewith.

(1)   Incorporated by reference to Exhibit No. 2.1 to the Registrant’s Current Report on Form 8-K/A, filed with the Securities and Exchange Commission on March 25, 2005 and on Form 8-K, filed on May 16, 2005 and July 12, 2005.

(2)   Incorporated by reference to Exhibit No. 3.2 to Amendment No. 1 to the Registrant’s Registration Statement on Form SB-2, filed with the Securities and Exchange Commission on July 2, 2004.

(3)  Incorporated by reference to Exhibit No. 4.1 to Amendment No. 3 to the Registrant’s Registration Statement on Form SB-2, filed with the Securities and Exchange Commission on July 23, 2004.

(4)  Incorporated by reference to Exhibit Nos. 4.7 and 4.8, respectively, to Post-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form SB-2, filed with the Securities and Exchange Commission on October 1, 2004.

(5)   Incorporated by reference to Exhibit No. 4.9 to Amendment No. 7 to the Registrant’s Registration Statement on Form SB-2, filed with the Securities and Exchange Commission on September 24, 2004.

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